FIRST AMENDMENT
                                      TO
                    MASTER POOLING AND SERVICING AGREEMENT

                    This FIRST AMENDMENT TO THE MASTER POOLING AND SERVICING AGREEMENT, dated as of June 11, 1996 (the "First Amendment"), is by and among NATIONSBANK OF DELA-WARE, N.A., as Transferor and Servicer, and THE BANK OF NEW YORK, as Trustee.

                    WHEREAS the Transferor and Servicer, and the Trustee have entered into the Master Pooling and Servic-ing Agreement, dated as of December 1, 1993 (the "Agreement");

                    WHEREAS pursuant to Section 13.1(b) of the Agreement, the Agreement may be amended from time to time by the Servicer, the Transferor and the Trustee, without the consent of any of the Certificateholders, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Agree-ment, or of modifying, in any manner the rights of the Holders of Investor Certificates; provided, that (i) the Servicer shall have provided an Opinion of Counsel to the Trustee to the effect that such amendment will not mate-rially and adversely affect the interests of the Investor Certificateholders of any outstanding Series, which Opinion of Counsel may rely as to any rated series solely on the rating confirmation referred to in clause (iii) below (or 100% of the class of Certificateholders so affected shall have consented), (ii) such amendment shall not, as evidenced by an Opinion of Counsel, cause any outstanding Series to fail to qualify as debt for Federal income tax purposes, cause the Trust to be characterized for Federal income tax purposes as an association taxable as a corporation or otherwise have any material adverse impact on the Federal income tax characterization of any outstanding Series of Investor Certificates or the Feder-al income taxation of any Investor Certificateholder or any Certificate Owner and (iii) the Rating Agencies shall confirm that such amendment shall not cause a reduction or withdrawal of the rating of any outstanding Series of Certificates; provided, further, that such amendment shall not reduce in any manner the amount of, or delay the timing of, distributions which are required to be made on any Investor Certificate of such Series without the consent of the related Investor Certificateholder, change the definition of or the manner of calculating the interest of any Investor Certificateholder of such Series without the consent of the related Investor Certificate-holder or reduce the aforesaid percentage required to consent to any such amendment, in each case without the consent of all such Investor Certificateholders;

                    WHEREAS the Transferor and Servicer, and the Trustee wish to amend the Agreement as provided herein;

                    NOW THEREFORE, in consideration of the promises and the agreements contained herein, the parties hereto agree as follows:

                    Section 1.  Amendment of Section 3.6.

                    (a) Section 3.6(a) is hereby amended to read as follows:

                         "On or before April 30 of each calendar
               year, or such other date as may be specified in the related Supplement, the Servicer shall cause a firm of nationally recognized independent public accoun-tants (who may also render other services to the Servicer or the Transferor) to furnish, as provided in Section 13.5, a report to the Trustee, the Rating Agencies and, as required, any Enhancement Provider to the effect that such firm has performed an exami-nation in accordance with generally accepted attes-tation standards of the Servicer's internal controls relating to the administration and servicing of Accounts under this Agreement and any Supplement, and that, based on such examination, such firm will provide a report stating that the firm is of the opinion that, assuming the accuracy of reports by the Servicer's third party agents, the system of internal accounting controls in effect on the date of such statement relating to servicing procedures performed by the Servicer, taken as a whole, was sufficient for the prevention and detection of errors and irregularities in amounts that would be material and that such servicing was conducted in compliance with Article III and IV and Section 8.8 of this Agreement and any Supplement during the period covered by such report which shall be the period from March 1 (or for the initial period, the relevant Closing Date) of the preceding calendar year to and including the last day of February of such calendar year, except for such exceptions or errors as such firm shall believe to be immaterial and such other exceptions as shall be set forth in such statement. A copy of such report may be ob-tained by any Investor Certificateholder or Certifi-cate Owner by a request in writing to the Trustee addressed to the Corporate Trust Office."

                    (b)  Section 3.6(b) is hereby deleted in its
          entirety.

                    Section 2.  Acknowledgement.  The Trustee
          acknowledges receipt of the following, each of which shall be satisfactory to the Trustee in its sole discre-tion:

                         (a)  Notification in writing from each
          Rating Agency to the effect that the terms of this First Amendment will not result in a reduction or withdrawal of the rating of any outstanding Series of Certificates with respect to which it is a Rating Agency.

                         (b)  An Opinion of Counsel to the effect
          that this First Amendment will not materially and ad-versely affect the interests of the Investor Certificate-holders of any outstanding Series.

                         (c)  An Opinion of Counsel to the effect
          that this First Amendment will not cause any outstanding Series to fail to qualify as debt for Federal income tax purposes, cause the Trust to be characterized for Federal income tax purposes as an association taxable as a corpo-ration or otherwise have any material adverse impact on the Federal income tax characterization of any outstand-ing Series of Investor Certificates or the Federal income taxation of any Investor Certificateholder or any Certif-icate Owner.

                         (d)  Counterparts of this First Amendment,
          duly executed by the parties hereto.

                    Section 3. Agreement in Full Force and Effect as Amended. Except as specifically amended or waived hereby, all of the terms and conditions of the Agreement shall remain in full force and effect. All references to the Agreement in any other document or instrument shall be deemed to mean such Agreement as amended by this First Amendment. This First Amendment shall not constitute a novation of the Agreement, but shall constitute an amend-ment thereof. The parties hereto agree to be bound by the terms and obligations of the Agreement, as amended by this First Amendment, as though the terms and obligations of the Agreement were set forth herein.

                    Section 4. Counterparts. This First Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

                    Section 5. Governing Law. THIS FIRST AMEND-MENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REME-DIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS; PROVIDED, HOWEVER, THAT THE IMMUNITIES AND STANDARD OF CARE OF THE TRUSTEE SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                    Section 6.  Defined Terms.  Capitalized terms
          used herein and not otherwise defined shall have the meanings assigned to such terms in the Agreement.


                    IN WITNESS WHEREOF, the Transferor and
          Servicer, and the Trustee have caused this First Amend-ment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

                               NATIONSBANK OF DELAWARE, N.A.,
                                 as Transferor and Servicer

                               By:  /s/ Thomas J. Korzik
                                    Name:  Thomas J. Korzik
                                    Title: Senior Vice President

                               THE BANK OF NEW YORK, as Trustee

                               By:  /s/Joseph G. Ernst
                                    Name:  Joseph G. Ernst
                                    Title: Asst. Vice President